Exhibit 99.7

July 14, 2003

Board of Directors

Concord EFS, Inc.

2525 Horizon Lake Drive

Memphis, Tennessee 38133

Madame and Gentlemen:

We hereby consent to the inclusion in Amendment No. 1 to the Registration Statement on Form S-4 of First Data Corporation, relating to the proposed merger involving Concord EFS, Inc. and First Data Corporation, of our opinion letter appearing as Annex E to the joint proxy statement/prospectus which is a part of the Registration Statement, and to the references thereto under the captions “SUMMARY – Opinions of Concord’s Financial Advisors as to the Fairness of the Exchange Ratio;” “THE PROPOSED MERGER – Background of the Merger;” “THE PROPOSED MERGER – Concord’s Reasons for the Merger;” “THE PROPOSED MERGER – Opinions of Concord’s Financial Advisors – Opinion of William Blair & Company, L.L.C.” and “INTERESTS OF CONCORD’s DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER – Other Relationships.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ WILLIAM BLAIR & COMPANY, L.L.C.
WILLIAM BLAIR & COMPANY, L.L.C.